- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                            INFORMATION REQUIRED IN
                                PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the registrant   /X/

     Filed by a Party other than the Registrant   / /

     Check the appropriate box:

     / / Preliminary Proxy Statement

     /X/ Definitive Proxy Statement

     / / Definitive Additional Materials

     / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12
                               ARBOR DRUGS, INC.
                (Name of Registrant as Specified In Its Charter)

                               ARBOR DRUGS, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
         14a-6(j)(2).

     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1) Title of each class of securities to which transaction applies:
         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
         (4) Proposed maximum aggregate value of transaction:

     Set forth the amount on which the filing fee is calculated and state how it was determined.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount Previously Paid: $
        (2) Form, Schedule or Registration Statement No.:
        (3) Filing Party:
        (4) Date Filed:
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

                                     [LOGO]
                              3331 WEST BIG BEAVER
                              TROY, MICHIGAN 48084

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD DECEMBER 6, 1994

To Our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of Arbor Drugs, Inc. (the "Company"), to be held on December 6, 1994, at 11:00 a.m., Eastern Standard Time, at the Troy Marriott, 200 W. Big Beaver Road, Troy, Michigan or any adjournment thereof (the "Meeting") for the following purposes:

          1. To elect seven directors.

          2. To approve the Company's Employee Stock Purchase Plan; and

          3. To transact such other business as may properly come before the Meeting.

     Only holders of record of Common Stock at the close of business on October 13, 1994 will be entitled to notice of and to vote at the Meeting. Please sign, date and mail the enclosed proxy so that your shares may be represented at the Meeting if you are unable to attend and vote in person. If you attend the Meeting, you may withdraw your proxy and vote your shares.

     A copy of the Annual Report of the Company for the fiscal year ended July 31, 1994 accompanies this notice.

                                            By Order of the Board of Directors,


                                            TODD A. WYETT, Secretary

Troy, Michigan
November 3, 1994

                               ARBOR DRUGS, INC.
                              3331 WEST BIG BEAVER
                              TROY, MICHIGAN 48084

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 6, 1994

     This Proxy Statement is furnished to the holders of Common Stock, par value $.01 (the "Common Stock"), of Arbor Drugs, Inc., a Michigan corporation ("the Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on December 6, 1994 and at any adjournments thereof (the "Meeting").

     At the Meeting, holders of Common Stock ("Shareholders") will be asked:

          1. To elect seven directors.

          2. To approve the Company's Employee Stock Purchase Plan (the "Plan"); and

          3. To transact such other business as may properly come before the Meeting.

     This Proxy Statement and the accompanying form of proxy are first being sent to Shareholders on or about November 3, 1994.

     In this Proxy Statement, references to "fiscal 1992" are to the Company's fiscal year ended July 31, 1992, references to "fiscal 1993" are to the Company's fiscal year ended July 31, 1993, references to "fiscal 1994" are to the Company's fiscal year ended July 31, 1994, and references to "fiscal 1995" are to the Company's fiscal year ending July 31, 1995.

                                  THE MEETING

DATE, TIME AND PLACE

     The Meeting will be held on December 6, 1994, at 11:00 a.m., Eastern Standard Time, at the Troy Marriott, 200 W. Big Beaver Road, Troy, Michigan.

MATTERS TO BE CONSIDERED

     At the Meeting, Shareholders will be asked to consider and vote to elect seven directors (Proposal No. 1) and to approve the Plan (Proposal No. 2). See "ELECTION OF DIRECTORS" and "EMPLOYEE STOCK PURCHASE PLAN." The Board of Directors knows of no matters that are to be brought before the Meeting other than as set forth in the Notice of Meeting. If any other matters properly come before the Meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

     Shareholders as of the close of business on October 13, 1994 (the "Record Date"), are entitled to notice of and to vote at the Meeting. As of the Record Date, there were 16,344,443 shares of Common Stock outstanding and entitled to vote, with each share entitled to one vote.

VOTING AND REVOCATION OF PROXIES

     Shareholders are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Meeting in accordance with the instructions contained therein. If instructions are not given, proxies will be voted FOR election of each nominee for election as a director named herein and FOR the approval of the Plan.

     Any proxy signed and returned by a Shareholder may be revoked at any time before it is voted by filing with the Secretary of the Company, at the address of the Company set forth herein, written notice of such revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person. Attendance at the Meeting will not in and of itself constitute revocation of a proxy.

REQUIRED VOTES

     Votes cast by proxy or in person at the Meeting will be counted in determining the presence of a quorum. Abstentions, withheld votes and broker non-votes (where a broker indicates on its proxy that it does not have discretionary authority to vote certain shares on a particular matter) will be counted in determining the presence of a quorum but will be treated as unvoted in determining the approval of any matter submitted for a shareholder vote.

     With regard to the election of directors, the seven nominees receiving the greatest number of votes cast at the Meeting will be elected. Abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining which nominees receive the greatest number of votes cast. With regard to the approval of the Plan, the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Meeting is required. Because an affirmative vote is required, abstentions, withheld votes and broker non-votes will have the same effect as a no vote on this proposal.

     All of the directors and officers of the Company have indicated that they will cause all shares of Common Stock beneficially owned by them to be voted in favor of the election as a director of each nominee named herein and in favor of the approval of the Plan. Such persons beneficially own, in the aggregate, 39.2% of the shares eligible to vote at the Meeting.

PROXY SOLICITATION

     The Company will bear the costs of solicitation of proxies for the Meeting. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies from Shareholders by telephone, telegram, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of Common Stock held of record by them, and such custodians will be reimbursed for their reasonable expenses.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth, as of the Record Date, the number of shares of Common Stock, the Company's only class of voting securities, owned beneficially by each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock. The information set forth in the table and accompanying footnotes has been furnished by the named beneficial owners.

                             NAME OF                         AMOUNT AND NATURE OF    PERCENT OF
                         BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP      CLASS
        --------------------------------------------------   --------------------    ----------
        Eugene Applebaum..................................         4,987,775(1)         30.5%
        Markus M. Ernst...................................           915,855(2)          5.6%

- - -------------------------
(1) See footnote (1) to the following table. Mr. Applebaum's business address is c/o Arbor Drugs, Inc., 3331 W. Big Beaver Road, Troy, Michigan 48084.

(2) See footnote (2) to the following table. Mr. Ernst's business address is c/o Arbor Drugs, Inc., 3331 W. Big Beaver Road, Troy, Michigan 48084.

     By virtue of Mr. Applebaum's relationship to the Company, his stockholding interest and certain shareholder agreements described in footnote (1) to the following table, Mr. Applebaum may be deemed to be in "control" of the Company within the meaning of Rule 405 of the Securities Act of 1933, as amended.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     At the Meeting, seven directors are to be elected to serve until the next annual meeting or until their successors are elected and qualified. The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote FOR the election of the seven individuals named under "Directors" in the following table, all of whom currently are directors of the Company. The Board of Directors does not expect that any of the nominees will be unavailable for election as a director. If by reason of an unexpected occurrence one or more of the nominees is not available for election, however, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors of the Company may propose. The following information is as of the Record Date.

                                                                           SHARES OF
                                             PRINCIPAL BUSINESS              COMMON
                                          OCCUPATIONS DURING PAST            STOCK
        NAME AND POSITION,                   FIVE YEARS, OTHER               OWNED          PERCENT OF
     IF ANY, WITH THE COMPANY              DIRECTORSHIPS AND AGE          BENEFICIALLY        CLASS
- - ----------------------------------   ----------------------------------   ------------      ----------
                                     DIRECTORS
Eugene Applebaum..................   Director and President of the           4,987,775(1)      30.5%
  Director since 1963, Chairman of   Company and its predecessors since
  the Board of Directors, Chief      1963. Chairman of the Board of
  Executive Officer and President    Directors and Chief Executive
                                     Officer since 1985. Mr. Applebaum
                                     has been a registered pharmacist
                                     in the State of Michigan since
                                     1960. Age 57.

Markus M. Ernst...................   Director, Executive Vice President        915,855(2)       5.6%
  Director since 1974, Executive     and Chief Operating Officer of the
  Vice President and Chief           Company and its predecessors since
  Operating Officer                  1968. Age 57.

Gilbert C. Gerhard................   Senior Vice President -- Finance           44,680(3)         *
  Director since 1986, Senior Vice   and Administration since February
  President -- Finance and           1994. Chief Financial Officer and
  Administration, Chief Financial    Treasurer of the Company since
  Officer and Treasurer              1983. Vice President -- Finance
                                     and Administration from 1983 to
                                     February 1994. Age 52.

David B. Hermelin.................   Private investor principally              173,500          1.1%
  Director since 1986                involved in real estate investment
                                     and development. Chairman of the
                                     Board of Directors of Federal
                                     Enterprises, Inc. (the parent of
                                     Federal Broadcasting, Inc.) from
                                     1986 to January 1990. Director of
                                     First of America Bank-Detroit,
                                     N.A. Age 57.

                                                                           SHARES OF
                                             PRINCIPAL BUSINESS              COMMON
                                          OCCUPATIONS DURING PAST            STOCK
        NAME AND POSITION,                   FIVE YEARS, OTHER               OWNED          PERCENT OF
     IF ANY, WITH THE COMPANY              DIRECTORSHIPS AND AGE          BENEFICIALLY        CLASS
- - ----------------------------------   ----------------------------------   ------------      ----------
Spencer M. Partrich...............   A private investor principally             10,500            *
  Director since 1988                involved in real estate investment
                                     and development. Co-owner and
                                     principal of Lautrec, Ltd. and
                                     Lautrec Acquisition Co. since
                                     1976. Age 54.
Laurie M. Shahon..................   President and founder of Wilton             4,250            *
  Director since 1988                Capital Group since January 1994.
                                     Managing Director of '21'
                                     International Holdings, Inc. from
                                     April 1988 to December 1993.
                                     Director of One Price Clothing
                                     Stores, Inc. Age 42.
Samuel Valenti III................   President of Masco Capital                 10,000            *
  Director since 1992                Corporation since 1988. Vice
                                     President -- Investments of Masco
                                     Corporation since 1974. Vice
                                     Chairman of the State of
                                     Michigan's Investment Advisory
                                     Board since 1992. Age 48.
                                     OTHER EXECUTIVE OFFICERS
Donald M. Stutrud.................   Senior Vice President -- Store             57,775(4)         *
  Senior Vice President -- Store     Operations of the Company since
  Operations                         1991. Vice President -- Store
                                     Operations from 1986 to 1991. Age
                                     46.
Robert R. Beale...................   Vice President -- Real Estate of           24,362(5)         *
  Vice President -- Real Estate      the Company since 1986. Age 56.
All Directors and Officers as a                                                      (6)           %
  Group (16 persons)..............                                           6,379,767         39.2

- - -------------------------
 *  Less than 1.0%.

(1) Includes 100,000 shares of Common Stock subject to stock options granted pursuant to the Company's Amended and Restated Stock Option Plan (the "Stock Option Plan") that are exercisable within 60 days of the Record Date. Includes 78,750 shares of Common Stock owned by Marcia Applebaum, Mr. Applebaum's wife, pursuant to a shareholder's agreement, dated April 21, 1986, which grants to Mr. Applebaum certain rights of first refusal. Also includes 5,600 shares owned by Mrs. Applebaum without restriction and 194,400 shares of Common Stock held in trust (the trustees of which are Mr. and Mrs. Applebaum) for the children of Mr. and Mrs. Applebaum. Excludes 292,500 shares of Common Stock held in Mrs. Applebaum's name as trustee for the children of Mr. and Mrs. Applebaum, as to which Mr. Applebaum disclaims beneficial ownership. Excludes 883,725 shares owned of record by Markus M. Ernst, a director and executive officer of the Company, pursuant to a certain agreement, dated April 8, 1986 (the "Shareholders' Agreement"), which grants to Mr. Applebaum certain rights of first refusal. Includes 24,607 shares of Common Stock owned of record by Smith Barney, Inc., as trustee under the Arbor Drugs, Inc. 401(k) Plan, on behalf of Mr. Applebaum.

(2) 883,725 of the shares owned of record by Mr. Ernst are also beneficially owned by Mr. Applebaum pursuant to the Shareholders' Agreement described in footnote (1) of this table. Includes 32,000 shares of Common Stock subject to stock options granted pursuant to the Stock Option Plan that are exercisable within 60 days of the Record Date. Includes 130 shares of Common Stock owned of record by Smith Barney, Inc., as trustee under the Arbor Drugs, Inc. 401(k) Plan, on behalf of Mr. Ernst.

(3) Includes 43,425 shares of Common Stock subject to stock options granted pursuant to the Stock Option Plan that are exercisable within 60 days of the Record Date. Includes 130 shares of Common Stock owned of record by Smith Barney, Inc., as trustee under the Arbor Drugs, Inc. 401(k) Plan, on behalf of Mr. Gerhard.

(4) Includes 45,300 shares of Common Stock subject to stock options granted pursuant to the Stock Option Plan that are exercisable within 60 days of the Record Date. Includes 4,600 shares of Common Stock owned of record by Smith Barney, Inc., as trustee under the Arbor Drugs, Inc. 401(k) Plan, on behalf of Mr. Stutrud.

(5) Includes 18,150 shares of Common Stock subject to stock options granted pursuant to the Stock Option Plan that are exercisable within 60 days of the Record Date. Includes 4,799 shares of Common Stock owned of record by Smith Barney, Inc., as trustee under the Arbor Drugs, Inc. 401(k) Plan, on behalf of Mr. Beale. Excludes 1,413 shares of Common Stock held by Mr. Beale's wife, as to which Mr. Beale disclaims beneficial ownership.

(6) Includes 372,750 shares of Common Stock subject to stock options that are exercisable within 60 days of the Record Date granted either pursuant to the Stock Option Plan or by the Company. Includes 44,136 shares of Common Stock owned of record by Smith Barney, Inc., as trustee under the Arbor Drugs, Inc. 401(k) Plan, on behalf of several of the executive officers.

All information contained in this table with respect to ownership of shares of Common Stock by the named officers pursuant to the Arbor Drugs, Inc. 401(k) Plan is as of June 30, 1994, the latest available date such information was provided by Smith Barney, Inc., as trustee under the Arbor Drugs, Inc. 401(k) Plan.

     The Board of Directors recommends a vote FOR each of the above-named nominees.

                INFORMATION CONCERNING MEETINGS OF THE BOARD OF
            DIRECTORS AND BOARD COMMITTEES AND DIRECTOR COMPENSATION

     The Board of Directors held six meetings during fiscal 1994, and took other action by unanimous written consent. All directors attended 100% of the meetings of the Board of Directors, and attended at least 75% of the aggregate meetings of the Board of Directors and the committees of the Board of Directors on which they serve.

     The Board of Directors of the Company currently has an Audit Committee and a Compensation Committee. The Board of Directors has not established a separate committee of its members to nominate candidates for election as directors.

     The Audit Committee recommends engagement of the Company's independent certified public accountants, reviews the scope and cost of the audit, considers comments made by the independent certified public accountants with respect to accounting procedures and internal controls and the consideration given thereto by management, and reviews internal accounting procedures and controls with the Company's financial and accounting staff. The committee, which currently consists of Ms. Shahon and Messrs. Hermelin, Partrich and Valenti, held two meetings during fiscal 1994.

     The Compensation Committee (i) provides guidance and commentary to management and the entire Board of Directors with respect to all corporate compensation, benefits and employee equity programs and (ii) administers the Company's Amended and Restated Stock Option Plan and the Employee Stock Purchase Plan. This committee, which currently consists of Messrs. Valenti, Hermelin and Partrich and Ms. Shahon, met three times during fiscal 1994.

     Each of the non-employee directors receives an annual fee of $10,000 for serving as a director. In addition, each non-employee director received $500 for each meeting of the Board of Directors that such director attended. Non-employee directors are not eligible to receive grants of Common Stock pursuant to the Company's Amended and Restated Stock Option Plan nor to participate under the Employee Stock Purchase Plan.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for all services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended July 31, 1994, 1993 and 1992.

                                                                         LONG-TERM
                                                                       COMPENSATION
                                                                   ---------------------
                                         ANNUAL COMPENSATION              AWARDS
                                       ------------------------    ---------------------        ALL OTHER
    NAME AND PRINCIPAL POSITIONS       FISCAL YEAR    SALARY($)    OPTIONS (# OF SHARES)    COMPENSATION(1)($)
- - ------------------------------------   -----------    ---------    ---------------------    ------------------
Eugene Applebaum....................       1994       $ 450,000           200,000                $ 10,187
  President and CEO                        1993         450,000           200,000                   7,652
                                           1992         450,000           150,000                       *

Markus M. Ernst.....................       1994       $ 250,000            60,000                $ 12,027
  Executive Vice President and COO         1993         250,000            60,000                   1,440
                                           1992         250,000            50,000                       *

Gilbert C. Gerhard..................       1994       $ 146,750            12,000                $ 12,260
  Senior Vice President -- Finance         1993         140,000             8,000                   4,310
  and Administration, CFO and              1992         133,250             8,000                       *
  Treasurer

Donald M. Stutrud...................       1994       $ 128,500            12,000                $  4,014
  Senior Vice President --                 1993         122,500             8,000                   1,332
  Store Operations                         1992         117,500             8,000                       *

Robert R. Beale.....................       1993       $ 119,500             4,000                $  6,380
  Vice President -- Real Estate            1992         116,500             2,500                     692
                                           1991         113,750             2,500                       *

- - -------------------------
 * In accordance with the transitional provisions applicable to the rules on executive officer compensation disclosure adopted by the Securities and Exchange Commission, no amounts are required to be shown under "All Other Compensation" for the fiscal year ended July 31, 1992.

(1) Represents (i) the Company's contribution of $200 to each executive officer's account under the Company's 401(k) Plan for salaried employees for the applicable year and (ii) insurance premiums paid by the Company during the applicable year with respect to term life and disability insurance for the benefit of each named executive. All present and future contributions to the Company's 401(k) Plan are immediately vested.

OPTION GRANTS IN FISCAL 1994

     The following table sets forth certain information concerning individual grants of stock options made to each of the executive officers of the Company named in the above Summary Compensation Table during fiscal 1994 pursuant to the Stock Option Plan.

                                                                                           POTENTIAL REALIZABLE
                                              INDIVIDUAL GRANTS                          VALUE AT ASSUMED ANNUAL
                         ------------------------------------------------------------      RATES OF STOCK PRICE
                                              % OF TOTAL                                 APPRECIATION FOR OPTION
                         OPTIONS GRANTED    OPTIONS GRANTED    EXERCISE                          TERM($)
                              (# OF         TO EMPLOYEES IN     PRICE      EXPIRATION    ------------------------
         NAME              SHARES) (1)        FISCAL 1994       ($/SH)        DATE         5%(2)         10%(2)
- - ----------------------   ---------------    ---------------    --------    ----------    ----------    ----------
Eugene Applebaum......       200,000             48.08%         $18.75      2/10/2000    $1,275,359    $2,893,354
Markus M. Ernst.......        60,000             14.42           18.75      2/10/2000       382,608       868,006
Gilbert C. Gerhard....        12,000              3.88           18.75      2/10/2000        76,522       173,601
Donald M. Stutrud.....        12,000              3.88           18.75      2/10/2000        76,522       173,601
Robert R. Beale.......         4,000              0.96           18.75      2/10/2000        25,507        57,867

- - -------------------------
(1) The indicated stock options vest at a rate of 20% per year, beginning on the one-year anniversary date of such a grant, have a term of six years and are non-transferable; provided, however, that the stock options fully vest upon certain change in control events. All rights to exercise such stock options terminate upon the resignation, retirement or voluntary or involuntary termination of the optionee, except the Compensation Committee may, in its sole discretion, grant such optionee the right for a period not to exceed three months to exercise that portion of the stock option that is exercisable by the optionee on the date of such resignation, retirement or termination. In addition, stock options may be exercised within (i) twelve months after an optionee's employment is terminated by death or (ii) three months after an optionee's employment is terminated owing to permanent disability, but in no event subsequent to the expiration of the stock option. The stock options are intended to qualify as non-qualified stock options; accordingly, the amount of ordinary income recognized by an optionee upon exercise of such stock option is deductible by the Company in the year that income is recognized by the optionee.

(2) The potential realizable value amounts shown illustrate the values that might be realized upon exercise of the stock options immediately prior to the expiration of their term using 5% and 10% appreciation rates (as specified by the Securities and Exchange Commission), compounded annually, and therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability, vesting over a period of six years or termination of the options following termination of employment.

    In order to achieve the potential realizable values set forth in the 5% and 10% columns, the price per share of Common Stock for the stock options granted on February 11, 1994 would need to appreciate to approximately $25.13 and $33.22, respectively, from the date of grant through the six-year option term. On July 29, 1994, the last day of trading in fiscal 1994, the closing price of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") was $20 1/4 per share.

AGGREGATE OPTION EXERCISES IN FISCAL 1994 AND OPTION VALUES AT JULY 31, 1994

     The following table provides information concerning the exercise of stock options during fiscal 1994 by each of the executive officers of the Company named in the above Summary Compensation Table and the value of unexercised options held by such persons as of July 31, 1994.

                                                                                            VALUE OF
                                                                        NUMBER OF          UNEXERCISED
                                                                       UNEXERCISED        IN-THE-MONEY
                                                                       OPTIONS AT          OPTIONS AT
                                        SHARES                           7/31/94             7/31/94
                                     ACQUIRED ON       VALUE($)       EXERCISABLE/        EXERCISABLE/
               NAME                  EXERCISE (#)    REALIZED(1)      UNEXERCISABLE     UNEXERCISABLE(2)
- - ----------------------------------   ------------    ------------    ---------------    -----------------
Eugene Applebaum..................           0           --          100,000/450,000    $245,000/$942,500
Markus M. Ernst...................           0           --           32,000/138,000    $ 78,000/$289,500
Gilbert C. Gerhard................           0           --           41,925/ 28,450    $459,256/$ 89,463
Donald M. Stutrud.................       6,750         $ 88,125       43,800/ 29,200    $464,975/$ 94,900
Robert R. Beale...................           0           --           18,150/ 11,250    $161,013/$ 15,750

- - -------------------------
(1) Value realized is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.

(2) On July 29, 1994, the last day of trading in fiscal 1994, the closing price of the Common Stock as reported by NASDAQ was $20 1/4 per share.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     During fiscal 1994, the members of the Compensation Committee of the Board of Directors were Messrs. Valenti, Hermelin and Partrich and Ms. Shahon. None of these individuals has served as an officer or employee of the Company or any of its subsidiaries. The fiscal 1994 stock option grant to Mr. Applebaum was recommended to the Compensation Committee by the entire Board of Directors other than Mr. Applebaum. All fiscal 1994 compensation packages for executive officers were initially established by Mr. Applebaum and, with respect to stock option grants, reviewed and approved by the Compensation Committee.

     The Company leases a drugstore from a partnership in which Mr. Partrich owns a minority interest. During the fiscal year ended July 31, 1994, payments by the Company under such lease aggregated $93,335. The Company also leases a drugstore located in a shopping center owned by a limited partnership in which Mr. Partrich is a limited partner and Mr. Partrich's son is the general partner. During the fiscal year ended July 31, 1994, payments made by the Company to the partnership were $82,136.

     In addition, three of the Company's drugstores are leased from a partnership consisting of Messrs. Applebaum and Ernst, in which Mr. Applebaum is the majority partner. During the fiscal year ended July 31, 1994, payments made by the Company to the partnership were $393,172. The Company also leases a drugstore from a limited partnership involving Mr. Applebaum. During the fiscal year ended July 31, 1994, payments by the Company under such lease were $95,037.

     The Company believes that all real estate transactions between it and entities in which Messrs. Partrich, Applebaum or Ernst have an interest have been at rents and upon terms that are no less favorable to the Company than would have been available from third parties.

                      REPORT OF THE COMPENSATION COMMITTEE
                    WITH RESPECT TO EXECUTIVE COMPENSATION*

     All cash compensation for named executive officers for fiscal 1994 was determined by Mr. Applebaum prior to and effective as of February 1, 1994. Grants of stock options to named executive officers occurred in February 1994, and were reviewed and approved by the Compensation Committee.

EXECUTIVE COMPENSATION PRINCIPLES

     The Company's executive compensation program is based on principles, set forth in the Compensation Committee charter, which are intended to align compensation with achievement of Company objectives in business strategy, management initiatives and financial results. The executive compensation principles set forth in the Compensation Committee's charter are designed to:

     -- Attract and retain the highly qualified, experienced and motivated executives needed for the success of the Company.

     -- Provide compensation opportunity that is competitive with companies in the chain drugstore industry and/or companies of comparable complexity, risk and size.

     -- Reward executives for performance.

     -- Align management's interests with the long-term success of the Company.

     The Company's fiscal 1994 compensation program consists of cash compensation and compensation pursuant to the Company's Amended and Restated Stock Option Plan and 401(k) Plan. Options are granted at the then current market price and generally vest at a rate of 20% a year, beginning on the one year anniversary date of such a grant, over a six-year period, with an expiration date on the sixth anniversary of grant; provided, however, that options granted on or after February 11, 1994, will generally vest upon the occurrence of certain change in control events with respect to the Company.

     On May 25, 1994, the Board of Directors adopted the Arbor Drugs, Inc. Employee Stock Purchase Plan, subject to shareholder approval. The Plan permits employees of the Company to purchase up to $25,000 of Common Stock per annum at 85% of the lesser of the fair market value of Common Stock on the first day or last day of a purchase period. The Company adopted the Plan in order to recognize the contributions of its employees to the success of the Company and, in part, because of similar plans enacted by members of the Peer Group (as such term is hereinafter defined) with whom the Company primarily competes for the services of officers, pharmacists and corporate managers.

     New Section 162(m) of the Internal Revenue Code imposes an annual individual limit of $1 million on the deductibility of compensation payments to the Company's Chief Executive Officer (the "CEO") and the four other mostly highly compensated executive officers for whom proxy statement disclosure is required and who are employed at the end of the Company's taxable year. "Performance-based" compensation, as defined in Section 162(m) of the Internal Revenue Code, is excluded from this limit.

     The Compensation Committee believes that for the time being it can avail itself of the transitional relief granted to stock option plans that were approved under specific circumstances before December 20, 1993, and, therefore, has concluded that no further action with respect to qualifying the Company's Amended and Restated Stock Option Plan is necessary at this time. No executive officer of the Company currently makes more than $461,000 a year in nonperformance-based compensation. The Compensation Committee intends to qualify executives' compensation for deductibility under the new tax law and reserves the right to act at a later date to effect this purpose, if necessary.

- - ---------------

* The disclosure contained in this section is not incorporated by reference into any prior filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporated future filings or portions thereof (including this Proxy Statement or this section).

     The Company does not have any other long-term incentive, restricted stock purchase or profit-sharing programs and does not have or contribute to any retirement programs on behalf of its employees, including its executive officers.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The fiscal 1994 cash compensation for the CEO was $450,000, which amount has remained unchanged since 1987. In February 1994, the CEO was granted an option covering 200,000 shares of Common Stock. The members of the Compensation Committee determined the size of the grant of stock options for the CEO.

     The factors considered by the Compensation Committee in determining the amount of such equity-based compensation of the CEO for fiscal 1994 include their subjective evaluations of the Company's general operating and financial performance and expansion, as well as the CEO's leadership and establishment and implementation of strategic direction for the Company. For instance, during fiscal 1994 the Company opened nineteen new drugstores, versus fifteen new drugstores in fiscal 1993, and surpassed the $600 million mark in annual sales. The Company also increased its market share in its primary market, maintaining its position as the drugstore marketshare leader in the greater metropolitan Detroit area, and advanced to become the eighteenth largest drugstore chain in the nation based on gross sales. The amounts of options previously granted under the Stock Option Plan to all employees in the aggregate and to the CEO were also considered in determining the size of the options awarded to the CEO. No particular weighting was given to any factor by the Compensation Committee.

     Currently, the CEO is not eligible to participate in the Employee Stock Purchase Plan, if approved by the Shareholders, owing to his ownership of more than 5% of the Common Stock.

COMPENSATION OF OTHER EXECUTIVE OFFICERS

     Each of the named executive officers, other than Markus Ernst, received an increase in cash compensation, as determined by the CEO, of approximately 3-5%. Mr. Ernst's 1994 cash compensation of $250,000 has remained unchanged since 1987. Currently, Mr. Ernst is not eligible to participate in the Employee Stock Purchase Plan, if approved by the Shareholders, owing to his ownership of more than 5% of the Common Stock. Options were granted by the Compensation Committee to executive officers based upon the recommendation of the CEO. In making his recommendations, the CEO subjectively considered certain factors, such as the his perception of individual performance, the individual's contribution to the overall performance of the Company and the anticipated value of the executive's contribution to the Company's future performance, as well as to retain executives. The Compensation Committee reviewed with the CEO his recommendations and, for certain officers, granted more options than recommended by the CEO to reflect the Compensation Committee's subjective consideration of such factors. The determination was not based on specific objectives. No specific weight was given to any of the factors considered. The amounts of options previously granted under the Stock Option Plan to all employees in the aggregate and to each executive officer were also considered in determining the size of the options awarded to each executive.

                                            THE COMPENSATION COMMITTEE

                                            Samuel Valenti III, Chairman
                                            David B. Hermelin
                                            Spencer M. Partrich
                                            Laurie M. Shahon

                              PERFORMANCE GRAPH**

     Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Common Stock, with the cumulative total return of (i) companies included in the S&P 500 Index and (ii) certain companies, identified below (the "Peer Group"). The graph points set forth below are as of July 31 of each year indicated.

      Measurement Period         Arbor Drugs,                     NACDS Peer
    (Fiscal Year Covered)            Inc.          S & P 500         Group
1989                                    100.00          100.00          100.00
1990                                    083.27          106.50           96.22
1991                                    124.31          120.09           93.43
1992                                    128.52          135.45          121.16
1993                                    114.49          147.27          125.15
1994                                    138.12          154.26          128.81

     The Peer Group consists of the following companies, all of which are primarily engaged in the chain drugstore retail business: Big B, Inc.; Drug Emporium, Inc.; F&M Distributors, Inc., Fay's Incorporated; Genovese Drug Stores, Inc.; Longs Drug Stores Corporation; Perry Drug Stores, Inc.; Revco D.S., Inc.; Rite Aid Corp. and Walgreen Co. Data for the Peer Group index was provided to the Company by the National Association of Chain Drug Stores.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REAL ESTATE TRANSACTIONS

     The Company leases a drugstore from a partnership in which Mr. Partrich owns a minority interest. During the fiscal year ended July 31, 1994, payments by the Company under such lease aggregated $93,335. The Company also leases a drugstore located in a shopping center owned by a limited partnership in which Mr. Partrich is a limited partner and Mr. Partrich's son is the general partner. During the fiscal year ended July 31, 1994, payments made by the Company to the partnership were $82,136.

     In addition, three of the Company's drugstores are leased from a partnership consisting of Messrs. Applebaum and Ernst, in which Mr. Applebaum is the majority partner. During the fiscal year ended July 31, 1994, payments made by the Company to the partnership were $393,172. The Company also leases a drugstore from a limited partnership involving Mr. Applebaum. During the fiscal year ended July 31, 1994, payments by the Company under such lease were $95,037.
- - -------------------------
** The graph and related disclosure contained in this section are not incorporated by reference into any prior filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporated future filings or portions thereof (including this Proxy Statement or this section).

     The Company believes that all real estate transactions between it and entities in which Messrs. Partrich, Applebaum or Ernst have an interest have been at rents and upon terms that are no less favorable to the Company than would have been available from third parties.

                                 PROPOSAL NO. 2

                          EMPLOYEE STOCK PURCHASE PLAN

     At the Meeting, Shareholders will be asked to consider and act upon a proposal to approve the Plan. The Plan was adopted by the Company's Board of Directors on May 25, 1994. Employee payroll deductions began August 1, 1994, and, if the Plan is approved by the Shareholders at the Meeting, initial purchases for the benefit of participants (the "Participants") under the Plan will occur on December 30, 1994.

     Under the Plan, the Company will sell shares to Participants at a price equal to 85% of the lesser of the fair market value of Common Stock on (i) the first trading day of a three-month offering period (a "Purchase Period") or (ii) the last trading day of the Purchase Period. The first Purchase Period will be in effect for five months, and commenced on August 1, 1994, and will end on December 30, 1994. On August 1, 1994, the closing price of the Common Stock as reported by NASDAQ was $20-5/8 per share. If this Proposal No. 2 is approved by the Shareholders at the Meeting, the first purchases of Common Stock will occur on December 30, 1994. On August 1, 1994, 325 employees of the Company had filed enrollment forms with the plan administrator (the "Plan Administrator"). As of July 15, 1994, the last date of enrollment during the Purchase Period currently in effect, 5,088 employees of the Company were eligible to participate in the Plan. The Plan is intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

     The Board of Directors believes that the Plan will further encourage broader ownership by employees of the Company, and thereby provides an incentive for employees to contribute to the profitability and success of the Company. In particular, the Board of Directors believes that the Plan offers a convenient means for such employees who might not otherwise own Common Stock in the Company to purchase and hold Common Stock, and that the discounted sale feature of the Plan provides a meaningful inducement to participate. The Board of Directors believes that the employees' continuing economic interests as shareholders in the performance and success of the Company will further enhance the entrepreneurial spirit of the Company, which can greatly contribute to the long-term growth and profitability of the Company.

DESCRIPTION OF THE PLAN

     The Plan covers an aggregate of 300,000 shares of Common Stock, subject to appropriate adjustment in the case of any stock dividend, stock split, combination of shares, exchange of shares, merger, reorganization, consolidation, or other similar corporate transaction affecting the Common Stock. Shares issued pursuant to the terms of the Plan may be authorized but unissued shares, reacquired shares or shares bought on the market. Such shares may be acquired by Plan Participants at any time on the last day of the applicable Purchase Period, subject to availability of such shares.

     The Plan is administered by the Compensation Committee of the Board of Directors. No member of the Board of Directors will be eligible to participate in the Plan during his or her period of Compensation Committee service. The Compensation Committee determines the commencement and termination date of the offering of Common Stock under the Plan and is authorized, among other things, to interpret the terms of the Plan, establish and revoke rules for the administration of the Plan and correct or reconcile any defect or inconsistency in the Plan.

     The Compensation Committee may delegate all or part of its authority to administer the Plan to the Plan Administrator, who may in turn delegate the day-to-day operations of the Plan to a brokerage firm. Such brokerage firm will establish and maintain, as agent for the Participants, accounts for the purpose of holding shares of Common Stock and/or cash contributions as may be necessary or desirable for the administration of the Plan.

     All employees of the Company, and its majority-owned subsidiaries, including officers and directors who are full-time employees, who are at least eighteen years old are eligible to participate in the Plan, except that no employee may participate in the Plan (i) if, following a grant of purchase rights under the Plan, the employee would own, directly or by attribution, stock, purchase rights or other stock options to purchase stock representing 5% or more of the total combined voting power or value of all classes of the Company's stock, or (ii) to the extent a grant of purchase rights under the Plan would permit the employee's rights to purchase stock under all the Company's Code Section 423 employee stock purchase plans to accrue at a rate exceeding $25,000.00, based on the fair market value of the stock (at the time of grant), for each calendar year in which such purchase right is outstanding.

     The first Purchase Period commenced on August 1, 1994, and will end on December 30, 1994. Thereafter, in each year that the Plan is in effect, there will be four three-month Purchase Periods each calendar year, beginning January 1, April 1, July 1 and October 1. After initial enrollment in the Plan, the Participant will be automatically re-enrolled in the Plan for subsequent Purchase Periods unless he or she files a notice of withdrawal 15 days prior to the end of the current Purchase Period, terminates employment or otherwise becomes ineligible to participate in the Plan. Participants' payroll deductions will be returned to them if Shareholder approval of the Plan is not obtained prior to December 30, 1994.

     When enrolling in the Plan, the employee must elect either (i) a fixed payroll deduction or (i) a percentage rate at which he or she will make payroll contributions for the purchase of Common Stock pursuant to the Plan, ranging from 1% to 25% of their regular gross salary for the applicable payroll period, with a minimum deduction of $10.00 per pay period and a maximum aggregate deduction of $25,000.00 per year. The contribution rate elected by a Participant will continue in effect until modified by the Participant, except that a Participant may not increase a previously elected contribution rate during a given Purchase Period. Eligible employees may participate in the Plan and purchase shares only by means of payroll deductions, except for employees on approved leaves of absence.

     On the first day of each Purchase Period, a Participant is deemed to have been granted a purchase right to purchase on the last day of the Purchase Period as many full shares of Common Stock as such Participant will be able to purchase with the payroll deductions credited to such Participant's account during such period. A Participant, however, may not purchase more than 1,000 shares of Common Stock for any particular Purchase Period.

     The amounts deducted will be credited to the Participant's account under the Plan, but no actual separate account will be established by the Company to hold such amounts. There will be no interest paid on the balance outstanding in a Participant's account.

     A Participant may withdraw from the Plan, by providing written notice to the Plan Administrator at any time prior to 15 days before the end of the current Purchase Period. The Participant may elect to immediately terminate his or her outstanding purchase rights, and such withdrawal will become effective by the tenth day following the Plan Administrator's receipt of the Participant's notice of withdrawal, at which time all outstanding purchase rights will be terminated and all accumulated payroll deductions will be refunded without penalty. Alternatively, the Participant may elect to continue his or her participation in the Plan through the end of the current Purchase Period, and thus exercise such Participant's outstanding purchase rights at the end of the current Purchase Period, but terminate his or her participation in the Plan for subsequent Purchase Periods. Payroll deductions for such a Participant will continue until the end of the current Purchase Period. After the end of the current Purchase Period, no further purchase rights will be granted to the Participant, and no further payroll deductions will be made.

     A Participant will not be eligible to rejoin the Plan for the Purchase Period underway at the time of withdrawal, and will have to re-enroll in the Plan should such individual wish to resume participation in a subsequent Purchase Period; provided, however, that such Participant may not re-enroll in the Plan earlier than 90 days after the effective date of such withdrawal.

     If a Participant ceases to be an employee of the Company for any reason during a Purchase Period, his or her outstanding purchase right will immediately terminate, and all sums previously collected from such Participant during such Purchase Period under the terminated purchase right will be refunded.

     Neither payroll deductions credited to a Participant's account nor any purchase rights or other rights to acquire Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of by Participants other than by will or the laws of descent and distribution and, during the lifetime of a Participant, purchase rights may be exercised only by the Participant.

     Any brokerage fees and commissions for the purchase of Common Stock under the Plan (including shares of Common Stock purchased upon reinvestment of dividends and distributions) will be paid by the Company, but any brokerage fees and commission for the sale of shares of Common Stock acquired under the Plan by a Participant will be borne by such Participant.

     The Compensation Committee may terminate or amend the Plan at any time; provided, however, such termination or amendment may not affect or change purchase rights previously granted under the Plan without the consent of the affected Participant, and any amendment that materially increases the benefits or number of shares under the Plan (except for certain allowable adjustments in the event of changes to the Company's capital structure or for changes authorized by the Plan to be made by the Compensation Committee or the Plan Administrator) or materially modifies the eligibility requirements of the Plan is subject to shareholder approval. If not sooner terminated by the Compensation Committee, the Plan will terminate at the time purchase rights have been exercised with respect to all shares of Common Stock reserved for grant under the Plan.

     On October 13, 1994, the last reported sale price of the Common Stock on the NASDAQ National Market System was $21 per share.

FEDERAL TAX CONSEQUENCES

     The Plan is intended to be an "employee stock purchase plan" as defined in
Section 423 of the Code. This Section provides that a Participant in the Plan need not pay any federal income tax upon joining the Plan or upon receipt of shares of Common Stock under the Plan. At the time the Participant sells shares, however, he or she is required to pay federal income tax on the difference, if any, between the price at which the Participant sells the shares and the price the Participant paid for them, determined as follows. If the shares are sold by the Participant more than twenty-four (24) months after the grant of the purchase right and the market price of the shares on the date they are sold is equal to or less than the price paid for the shares under the Plan, no taxable income results. If the shares are sold more than 24 months after the grant of the purchase rights and if the market price of the shares on the date that they are sold is higher than the price paid under the Plan, the Participant must pay federal income tax at ordinary income rates calculated on the lesser amount of
(i) the excess of the market price of the shares on the date the purchase right is granted over the exercise price or (ii) the excess of the amount actually received for the shares over the price paid for them. If the Participant sells the shares within such 24-month period, the Participant must pay federal income tax at ordinary income rates on the amount of the difference between the actual purchase price and the market price of the shares on the date of purchase (i.e., the Exercise Date). Any gain realized, in addition to that on which taxes at ordinary income rates is paid, will be taxed at capital gain rates.

     Only if the Participant sells the stock within twenty-four (24) months following the grant of a purchase right will the Company be entitled to a deduction for federal income tax purposes and, in such event, the deduction will equal the difference between the actual purchase price and the fair market value of the shares on the date of purchase (i.e., the Exercise Date). Availability of such deduction will be subject to the Company satisfying any applicable withholding requirements. In the case of a Participant who is one of the five most highly compensated employees of the Company, however, no deduction will be available to the Company to the extent the ordinary compensation income recognized by the Participant during a year on account of a sale of shares acquired under the Plan, plus the other ordinary compensation recognized by the Participant during the year, exceeds $1 million.

     Contributions deducted from Participants' paychecks and applied to the purchase of shares under the Plan will be taxable to the Participants, and no offsetting deduction will be available to them.

     The Plan is not intended to be a qualified pension, profit sharing, or stock bonus plan under Section 401(a) of the Internal Revenue Code of 1986, as amended, and accordingly is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

     The Board of Directors recommends a vote FOR this proposal.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Common Stock, to file with the Securities and Exchange Commission and the National Association of Securities Dealers initial reports of ownership and reports of changes in ownership of stock of the Company.

     To the Company's knowledge, based solely on a review of copies of reports provided by such individuals to the Company and written representations of such individuals that no other reports were required, during the fiscal year ended July 31, 1994, all Section 16(a) filing requirements applicable to its directors, officers and greater than 10% beneficial owners were complied with; except that two reports, covering one transaction, were filed late by trusts in which Eugene Applebaum retained a beneficial interest as co-trustee.

                            INDEPENDENT ACCOUNTANTS

     Coopers & Lybrand is the independent accountant for the Company for fiscal 1994 and has reported on the Company's consolidated financial statements included in the Annual Report of the Company that accompanies this proxy statement. The Company's independent accountant is appointed by the Board of Directors. The Company anticipates that Coopers & Lybrand will be reappointed for fiscal 1995.

     The Company has been advised that representatives of Coopers & Lybrand will attend the Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                           PROPOSALS BY SHAREHOLDERS

     Any proposal of a Shareholder intended to be presented at the Annual Meeting of Shareholders to be held in 1995, must be received by the Company by July 6, 1995, to be eligible for inclusion in the Proxy Statement for the Meeting. Proposals must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

                                            By Order of the Board of Directors,


                                            TODD A. WYETT, Secretary

Troy, Michigan
November 3, 1994

/X/  PLEASE MARK VOTES AS IN
     THIS EXAMPLE

                                                              With-   For All
                                                     For     hold    Except
1.      Election of Directors                        / /      / /      / /
        EUGENE  APPLEBAUM       MARKUS M. ERNST
        GILBERT C. GERHARD      DAVID B. HERMELIN
        SPENCER M. PARTRICH     LAURIE M. SHAHON
        SAMUEL VALENTI III

If you do not wish your shares voted "FOR" a particular nominee, mark the "For All Except" box and strike a line through the nominee(s) name. Your shares will be voted for the remaining nominee(s).

                             RECORD DATE SHARES:

Please be sure to sign and date this Proxy.            Date
                                                          --------------

- - ----------------------                            ----------------------
Shareholder sign here                                 Co-owner sign here

DETACH AND
RETURN CARD

                                                      For     Against   Abstain
2.      Approval of the Arbor Drugs, Inc.
        Employee Stock Purchase Plan.                  / /       / /       / /

3.      In their discretion with respect to any
        other matters that may properly
        come before the meeting.


Mark box at right if comments or address change
have been noted on the reverse side of this card.       / /

The undersigned hereby acknowledges receipt of the Annual Report of Arbor Drugs, Inc. for the fiscal year ended July 31, 1994 and the Proxy Statement dated November 3, 1994, enclosed herewith.


                               ARBOR DRUGS, INC.

The undersigned hereby appoints Eugene Applebaum and Markus M. Ernst, and each of them, the proxies of the undersigned, with full power of substitution, to vote all shares of $.01 par value Common Stock of Arbor Drugs, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Troy Marriott, 200 W. Big Beaver Road, Troy, Michigan on December 6, 1994, and at any and all adjournments thereof.

The shares represented by this proxy will be voted in accordance with the specifications made herein. If no specifications are made, this proxy will be voted for the election of directors and for the approval of the Arbor Drugs, Inc. Employee Stock Purchase Plan.

Comments/Address Change: